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                    January 13, 2023

       Nicole Anasenes
       Chief Financial Officer
       ANSYS Inc.
       2600 ANSYS Drive
       Canonsburg, PA 15317

                                                        Re: ANSYS Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 000-20853

       Dear Nicole Anasenes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Brad Brasser, Esq.